SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Costco Wholesale Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

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Notes:

999 Lake Drive

Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is given that the Annual Meeting of the shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall B, 11100 N.E. 6th Street, Bellevue, Washington 98004, on Wednesday, January 28, 2009 at 4:00 p.m., for the following purposes:

1.    To elect five Class I directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.    To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2009; and

3.    To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on November 21, 2008 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are

voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 27, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2009. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

Joel Benoliel
Secretary

December 18, 2008

Important Notice Regarding the Availability of Proxy Materials for

the Meeting of Shareholders to be Held on January 28, 2009

The Proxy Statement and Annual Report to Shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington

DRIVING DIRECTIONS	PARKING

•      From Seattle via SR-520:

•      Take SR-520 east to I-405 south.

•      Take Exit 13A west to NE 4th Street westbound.

•      Turn right onto 112th Ave NE.

•      Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

•      From Seattle via I-90:

•      Take I-90 east to I-405 north.

•      Take Exit 13A west to NE 4th Street westbound.

•      Turn right onto 112th Avenue NE.

•      Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

January 28, 2009

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form enclosed are solicited by the Board of Directors of Costco Wholesale Corporation (the “Company”) to be voted at the annual meeting of shareholders to be held on January 28, 2009, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about December 18, 2008.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

•	FOR the nominees for director listed in these materials and on the proxy; and

•	FOR the ratification of the selection of the Company’s independent auditors.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on November 21, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 433,161,993 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. With respect to the election of directors, the five directors receiving the highest number of votes will be elected. The affirmative vote of a majority of the votes cast at the Annual Meeting on the second proposal, either in person or by proxy, is required for the approval of the second proposal. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of James D. Sinegal, Jeffrey H. Brotman, Richard A. Galanti. Daniel J. Evans and Jeffrey S. Raikes is nominated as a member of Class I, to serve for a three-year term until the annual meeting of shareholders in 2012 and until his successor is elected and qualified. All nominees are current directors.

Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than five nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

The Board of Directors unanimously recommends that you vote FOR Proposal 1.

Directors

The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position with the Company	Age	Expiration of Term as Director
James D. Sinegal	President, Chief Executive Officer and Director	72	2009
Jeffrey H. Brotman	Chairman of the Board of Directors	66	2009
Benjamin S. Carson, Sr., M.D.	Director	57	2010
Susan L. Decker	Director	45	2011
Richard D. DiCerchio	Senior Executive Vice President and Director	65	2011
Daniel J. Evans	Director	83	2009
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	52	2009
William H. Gates	Director	83	2010
Hamilton E. James	Director	57	2010
Richard M. Libenson	Director	66	2011
John W. Meisenbach	Director	72	2011
Charles T. Munger	Director	84	2011
Jeffrey S. Raikes	Director	50	2009
Jill S. Ruckelshaus	Director	71	2010

Set forth below is information with respect to each director of the Company. As used below, “Company” means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.

James D. Sinegal is the President and Chief Executive Officer of the Company. Mr. Sinegal is a co-founder of the Company and has been a director since its inception.

Jeffrey H. Brotman is the Chairman of the Board of the Company. Mr. Brotman is a co-founder of the Company and has been a director since its inception.

Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. Since 1984 he has been the Director of Pediatric Neurosurgery at Johns Hopkins University. Dr. Carson is also a director of Kellogg Company.

Susan L. Decker has been a director of the Company since October 2004. She has been the President of Yahoo! Inc. since June 2007. From December 2006 to June 2007 she served as the head of its Advertiser and Publisher Group. She served as the Chief Financial Officer of Yahoo! Inc. from June 2000 through June 2007. She is also a director of Intel Corporation and Berkshire Hathaway Inc.

Richard D. DiCerchio is the Senior Executive Vice President, Chief Operating Officer, Global Operations, Distribution and Construction, Manufacturing and Ancillary Businesses. Mr. DiCerchio has been a Senior Executive Vice President of the Company since 1997. During fiscal 2004 Mr. DiCerchio assumed the responsibilities of Global Operations and Manufacturing and Ancillary Businesses and relinquished the role over Merchandising, which he had held since August 1994. He has been a director since 1986.

Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as the U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group.

Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993.

William H. Gates has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. Mr. Gates serves on the Board of Regents of the University of Washington. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms.

Hamilton E. James has been a director of the Company since August 1988 and the lead independent director since 2005. He is President and Chief Operating Officer of The Blackstone Group and a member of the board of directors of its general partner, Blackstone Group Management L.L.C.

Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company from its formation in 1976 until October 1993 and was an executive officer of The Price Company from 1976 until October 1989.

John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

Charles T. Munger has been a director of the Company since January 1997. He is a director and Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation, and Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation.

Jeffrey S. Raikes has been a director of the Company since December 5, 2008. He has been the Chief Executive Officer of the Bill & Melinda Gates Foundation since September 2008. Since 1981, Mr. Raikes held several positions for Microsoft Corporation, including President of the Business Division from 2005 to 2008.

Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of Lincoln National Corporation and various other organizations.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Committees of the Board

The Board of Directors has determined that each member of each committee meets the applicable NASDAQ Stock Market listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment. The charters of the committees may be viewed at www.costco.com through the Investor Relations page.

Audit Committee.    The functions of the Audit Committee include (among others):

•	to provide direct communication between the Board of Directors and the Company’s internal and external auditors;

•	to monitor the design and maintenance of the Company’s system of internal accounting controls;

•	to select, evaluate and, if necessary, replace the external auditors;

•

to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The members of the committee are Messrs. Munger (chair), Evans and James. The Board of Directors has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee met eight times during fiscal year 2008. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and oversee the overall administration of the Company’s compensation and stock-based compensation programs. The members of the committee during fiscal 2008 were Messrs. Carson (chair), James, and Munger. Subsequently, Ms. Ruckelshaus replaced Mr. James on the Committee. The Compensation Committee met once during fiscal year 2008. A report of the Compensation Committee is set forth below.

Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board of the Company, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Evans and Gates (chair) and Mses. Decker and Ruckelshaus. The Committee is authorized by its charter to engage its own advisors. The Committee approved the nomination of the candidates reflected in Proposal 1. Mr. Raikes was recommended as a nominee by Messrs. Brotman and Sinegal. The Nominating and Governance Committee met twice in fiscal year 2008.

The Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. The name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. Nominees for director shall be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. Formal nomination of candidates by shareholders requires compliance with section 2.1 of the bylaws.

Corporate Governance Guidelines.    In November 2005 the Board of Directors adopted Corporate Governance Guidelines. The guidelines may be viewed at www.costco.com through the Investor Relations page.

Compensation of Directors

The following table summarizes the director compensation earned by the non-employee directors of the Company during fiscal 2008.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Total ($)
Benjamin S. Carson, Sr., M.D.	35,000	209,353	244,353
Susan L. Decker	34,000	132,801	166,801
Daniel J. Evans	44,000	221,895	265,895
William H. Gates	36,000	221,895	257,895
Hamilton E. James	38,000	222,939	260,939
Richard M. Libenson	34,000	222,939	256,939
John W. Meisenbach	33,000	222,939	255,939
Charles T. Munger	43,000	222,939	265,939
Jeffrey S. Raikes	—	—	—
Jill S. Ruckelshaus	36,000	222,939	258,939

(1)	Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties as directors.

(2)	Amounts set forth in this column represents the aggregate amount recognized for financial statement reporting purposes for fiscal 2008, computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment”. They include vesting of grants made in prior years. Expense recognized can vary with years of service. The grant date fair value of each RSU award granted during fiscal 2008 is set forth in the following table, computed in accordance with SFAS 123R. Recipients are not entitled to vote or receive dividends on unvested shares.

Name	Grant Date	Shares	Value
Each Director	10/17/2007	3,000	$197,577

In October 2007, each non-employee director received a grant of 3,000 Restricted Stock Units (“RSUs”). These vested one-third on October 17, 2008, and will vest one-third annually on October 17 for the following two years. RSU grants to non-employee directors after September 29, 2006, are subject to accelerated vesting upon the director’s retirement: 50% after five years of service and 100% after ten years of service.

As of the end of fiscal 2008, our non-employee directors held the following shares and outstanding equity awards:

Name	Stock Options	Restricted Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
Benjamin S. Carson, Sr., M.D.	60,000	5,500	2,000	—	67,500
Susan L. Decker	18,000	5,500	12,000	—	35,500
Daniel J. Evans	36,000	5,500	7,000	—	48,500
William H. Gates	36,000	5,500	5,000	—	46,500
Hamilton E. James	72,000	5,500	17,620	—	95,120
Richard M. Libenson	48,000	5,500	500	111,835	165,835
John W. Meisenbach	88,000	5,500	2,000	96,768	192,268
Charles T. Munger	88,000	5,500	185,768	19,565	298,833
Jeffrey S. Raikes	—	—	700	—	700
Jill S. Ruckelshaus	72,000	5,500	4,066	—	81,566

Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation owned by Mr. Libenson was paid $300,000 during fiscal 2008. In addition, the Company paid: premiums in the amount of $4,350 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan; premiums on long-term disability insurance in the amount of $5,982; and premiums for health care insurance in the amount of $9,465. These transactions were reviewed and approved by the Audit Committee.

Pursuant to indemnification agreements previously approved by the Company’s shareholders, in connection with the grand jury investigation and derivative actions relating to stock options, and with the approval of the Board of Directors, the Company in fiscal 2008 advanced on behalf of non-executive directors and executive officers approximately $28,315 and $177,000 respectively, in attorneys’ fees and costs, of which approximately $30,473 related to the derivative actions.

Shareholder Communications to the Board

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Directors met four times. Each member of the Board attended 75% or more of the Board meetings and meetings of the Committees on which he or she served, except for Mr. James with respect to the Compensation Committee and Audit Committee and Ms. Decker with respect to the Board meetings. The Board believes that directors should attend meetings of shareholders. Eleven directors attended the annual meeting of shareholders in 2008.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 21, 2008.

Name and Address of Beneficial Owner	Shares		Percent
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	58,255,885	[1]	13.45%

Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	24,568,105	[2]	5.67%

(1)	Information based on Form 13F-HR/A filed with the SEC by Davis Selected Advisers, LP on November 13, 2008.

(2)	Information based on Form 13F-HR filed with the SEC by Marsico Capital Management, LLC on November 14, 2008.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, certain executive officers, and all directors and executive officers as a group on November 21, 2008.

Name of Beneficial Owner	Shares Beneficially Owned[1]		Options[2]	Total	Percent of Class
James D. Sinegal	2,320,197	[3]	1,010,000	3.330,197	*
Jeffrey H. Brotman	1,187,704	[4]	660,000	1,847,704	*
Benjamin S. Carson, Sr., M.D.	10,500		60,000	70,500	*
Susan L. Decker	20,500		18,000	38,500	*
Richard D. DiCerchio	157,120		486,000	643,120	*
Daniel J. Evans	15,500		36,000	51,500	*
Richard A. Galanti	51,909		360,000	411,909	*
William H. Gates	13,500		36,000	49,500	*
Hamilton E. James	26,120		72,000	98,120	*
W. Craig Jelinek	103,664		505,000	608,664	*
Richard M. Libenson	120,835	[5]	48,000	168,835	*
John W. Meisenbach	101,220	[6]	88,000	189,220	*
Charles T. Munger	213,833	[7]	88,000	301,833	*

Name of Beneficial Owner	Shares Beneficially Owned[1]	Options[2]	Total	Percent of Class
Jeffrey S. Raikes	700	—	700	*
Jill S. Ruckelshaus	12,566	72,000	84,566	*
Thomas K. Walker	206,296	117,000	323,296	*
Dennis R. Zook	53,590	—	53.590	*
All directors and executive officers as a group (21 persons)	4,816,010	3,785,000	8,601,010	1.99%

*	Less than 1%.

(1)	Includes RSUs.

(2)	Includes all options exercisable within 60 days of November 21, 2008.

(3)	Includes 1,669,181 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers; 299,601 are pledged shares.

(4)	Includes 1,086,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(5)	Includes 111,835 shares held by a trust of which Mr. Libenson is a trustee and beneficiary.

(6)	Includes 90,720 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(7)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

Equity Compensation Plan Information

(at November 23, 2008)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	29,887,249	40.0333	5,227,560
Equity compensation plans not approved by security holders	—	—	—

Total	29,887,249	40.0333	5,227,560

(A)	Includes 9,035,434 shares of common stock issuable upon vesting of outstanding stock RSUs granted under the Fourth Restated 2002 Stock Incentive Plan and predecessor plans.

(B)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

(C)	Available for issuance under the Fourth Restated 2002 Stock Incentive Plan, assuming issuance as RSUs.

EXECUTIVE COMPENSATION

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by: the Chief Executive Officer (the “CEO”); the Chairman of the Board; the Principal Financial Officer; and the four other most highly-compensated individuals who were serving as executive officers of the Company at the end of the 2008 fiscal year (the “Named Executive Officers”).

Summary of Compensation

The following table summarizes the compensation earned by the Named Executive Officers during fiscal 2007 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
James D. Sinegal	2008	350,000	80,000	3,034,471	1,340,121	34,974	67,130	4,906,696
President and Chief	2007	350,000	80,000	803,739	1,615,544	63,422	68,497	2,981,202
Executive Officer
Jeffrey H. Brotman	2008	350,000	80,000	3,032,914	1,339,753	61,390	61,590	4,925,647
Chairman of the Board	2007	350,000	80,000	736,468	1,613,809	119,612	63,318	2,963,207
Richard D. DiCerchio	2008	574,520	52,578	1,820,351	722,597	26,756	68,683	3,265,485
Senior Executive Vice President, COO-Global Operations, Distribution & Construction	2007	550,003	51,653	482,243	930,538	47,216	75,549	2,137,202
Richard A. Galanti	2008	570,000	42,063	678,510	606,865	52,342	68,689	2,018,469
Executive Vice President, CFO	2007	540,007	40,523	401,870	779,517	93,026	70,199	1,925,142
W. Craig Jelinek	2008	575,000	42,063	678,510	591,702	14,556	69,059	1,970,890
Executive Vice President, COO-Merchandising	2007	550,002	41,323	401,870	866,561	25,787	410,141	2,295,684
Thomas K. Walker	2008	458,462	42,063	1,490,087	587,828	—	64,061	2,642,501
Executive Vice President, Construction & Distribution	2007	436,827	41,323	361,958	774,472	—	342,065	1,956,645
Dennis R. Zook	2008	530,387	39,313	992,964	539,080	7,818	60,765	2,170,327
Executive Vice President, COO-Southwest Division & Mexico	2007	510,384	22,997	860,692	680,989	15,287	242,791	2,333,140

(1)	These amounts were awarded under the Company’s executive bonus program.

(2)	These represent the amounts the Company recognized for financial statement reporting purposes in fiscal year 2008 for the portion of the fair value of equity awards granted to the named executive officers in fiscal year 2008 and prior years that vested during fiscal 2008, in accordance with SFAS No. 123(R). These amounts thus do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 6 of our financial statements in our Form 10-K for year ended August 31, 2008.

(3)	Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s Deferred Compensation Program, which allows the employee to defer up to 100% of his salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling sixty-five, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant attaining a sum of age and years of service totaling sixty-five. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long term rate.

(4)	Detail is provided below:

Name and Principal	Year	Stock Option Repricing ($)[1]	409A Payment ($)[2]	Deferred Comp Match ($)	401K Matching Contribution ($)[3]	401K Discretionary Contribution ($)[3]	Executive Life Insurance ($)	Health Care Premiums ($)	Vehicle Allowance ($)	Other ($)	Total ($)
James D. Sinegal	2008	—	—	5,000	500	18,000	10,200	19,785	13,075	570	67,130
	2007	—	—	5,000	500	17,600	9,189	22,989	13,181	38	68,497
Jeffrey H. Brotman	2008	—	—	5,000	500	18,000	4,888	19,785	12,847	570	61,590
	2007	—	—	5,000	500	17,600	4,488	22,989	12,697	44	63,318
Richard D. DiCerchio	2008	—	—	5,000	500	18,000	5,750	24,881	13,908	644	68,683
	2007	—	—	5,000	500	17,600	5,280	33,213	13,956	—	75,549
Richard A. Galanti	2008	—	—	5,000	500	18,000	1,780	27,571	15,817	21	68,689
	2007	—	—	5,000	500	17,600	1,680	32,173	13,246	—	70,199
W. Craig Jelinek	2008	—	—	5,000	500	18,000	2,340	29,326	13,893	—	69,059
	2007	337,008	—	5,000	500	17,600	2,160	33,863	14,010	—	410,141
Thomas K. Walker	2008	—	—	—	500	18,000	7,670	20,472	16,816	603	64,061
	2007	176,880	93,688	—	500	17,600	6,930	33,213	13,254	—	342,065
Dennis R. Zook	2008	—	—	5,000	500	20,250	3,200	19,785	12,000	30	60,765
	2007	107,100	71,508	5,000	500	19,800	2,900	22,989	12,345	649	242,791

(1)	As previously disclosed, in fiscal 2006 the Company initiated an internal review of its historical stock option grant practices to determine whether the stated grant dates of options were supported by the Company’s books and records. As a result of this review, a special committee of independent directors was formed. In connection with this review, and guidance issued by the U.S. Internal Revenue Service on November 30, 2006, the Compensation Committee of the Board of Directors approved a program intended to protect approximately 1,000 Company employees who are United States taxpayers from certain adverse tax consequences. The program involved increasing the exercise prices on certain stock options granted from 2000 to 2003 and, in turn, the Company making payments to employees in an amount approximately equal to the increase in the exercise price. As a result of this program, the Company made cash payments totaling $18.7 million to approximately 1,000 employees in the second quarter of fiscal 2007, which resulted in a pre-tax stock compensation charge of $8.1 million (“incremental fair value”). The difference between the cash payment and the incremental fair value of $10.7 million was recognized as a reduction to additional paid-in capital, as it represented a partial cash settlement of the original award because no future service was required to earn the cash payment. Employees who were members of the Board of Directors did not receive the cash payments associated with the increased exercise prices. Mr. Sinegal and Mr. Brotman had no options that were repriced.

(2)	As part of the program described in the previous note, any employees who exercised the referenced options during calendar 2006 were permitted to pay the Company the difference between the exercise price of those options and the adjusted price. Employees who made such payments received a compensating payment from the Company in January 2007.

(3)	The Company has a 401(k) Retirement Plan that is available to all U.S. employees who have completed ninety days of employment. For all U.S. employees, with the exception of California union employees, the plan allows pre-tax deferral, against which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual contribution based on salary and years of service.

The following table provides information on grants of plan-based awards made to the Named Executive Officers during fiscal 2008.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards - Target (#)	Closing Price on Grant Date ($/Shares)	Grant Date Fair Value of Stock and Option Award ($)
James D. Sinegal	10/17/07	10/17/07	50,000	66.52	3,290,150
Jeffrey H. Brotman	10/17/07	10/17/07	50,000	66.52	3,290,150
Richard D. DiCerchio	10/17/07	10/17/07	30,000	66.52	1,974,090

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards - Target (#)	Closing Price on Grant Date ($/Shares)	Grant Date Fair Value of Stock and Option Award ($)
Richard A. Galanti	10/17/07	10/17/07	25,000	66.52	1,645,075
W. Craig Jelinek	10/17/07	10/17/07	25,000	66.52	1,645,075
Thomas Walker	10/17/07	10/17/07	25,000	66.52	1,645,075
Dennis Zook	10/17/07	10/17/07	25,000	66.52	1,645,075

The following table sets forth information concerning the fiscal 2008 year-end value of unexercised options and RSUs for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James D. Sinegal	200,000	—	44.97	04/01/99	04/01/09	105,000	7,041,300
	150,000	—	52.50	04/03/00	04/03/10
	150,000	—	36.19	04/02/01	04/02/11
	150,000	—	39.65	04/01/02	04/01/12
	150,000	—	30.41	04/01/03	04/01/13
	120,000	30,000	37.35	04/01/04	04/01/14
	90,000	60,000	43.79	04/01/05	04/01/15

Jeffrey H. Brotman	200,000	—	44.97	04/01/99	04/01/09	105,000	7,041,300
	150,000	—	52.50	04/03/00	04/03/10
	150,000	—	36.19	04/02/01	04/02/11
	150,000	—	39.65	04/01/02	04/01/12
	150,000	—	30.41	04/01/03	04/01/13
	120,000	30,000	37.35	04/01/04	04/01/14
	90,000	60,000	43.79	04/01/05	04/01/15

Richard D. DiCerchio	72,000	—	43.00	03/13/00	03/13/10	63,000	4,224,780
	18,000	—	49.81	03/13/00	03/13/10
	54,000	—	34.28	04/24/01	04/24/11
	36,000	—	34.74	04/24/01	04/24/11
	36,000	—	38.79	04/02/02	04/02/12
	54,000	—	39.25	04/02/02	04/02/12
	18,000	—	30.41	04/01/03	04/01/13
	72,000	—	33.75	04/01/03	04/01/13
	72,000	18,000	37.35	04/01/04	04/01/14
	54,000	36,000	43.79	04/01/05	04/01/15

Richard A. Galanti	50,000	—	36.91	02/09/99	02/09/09	52,500	3,520,650
	60,000	—	43.00	03/13/00	03/13/10
	15,000	—	49.81	03/13/00	03/13/10
	45,000	—	34.28	04/24/01	04/24/11
	30,000	—	34.74	04/24/01	04/24/11
	30,000	—	38.79	04/02/02	04/02/12
	45,000	—	39.25	04/02/02	04/02/12
	30,000	—	33.75	04/01/03	04/01/13
	10,000	15,000	37.35	04/01/04	04/01/14
	45,000	30,000	43.79	04/01/05	04/01/15

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Craig Jelinek	100,000	—	36.91	02/09/99	02/09/09	52,500	3,520,650
	60,000	—	43.00	03/13/00	03/13/10
	15,000	—	49.81	03/13/00	03/13/10
	45,000	—	34.28	04/24/01	04/24/11
	30,000	—	34.74	04/24/01	04/24/11
	30,000	—	38.79	04/02/02	04/02/12
	45,000	—	39.25	04/02/02	04/02/12
	15,000	—	30.41	04/01/03	04/01/13
	60,000	—	33.75	04/01/03	04/01/13
	60,000	15,000	37.35	04/01/04	04/01/14
	45,000	30,000	43.79	04/01/05	04/01/15

Thomas K. Walker	12,000	—	33.75	04/01/03	04/01/13	52,500	3,520,650
	60,000	15,000	37.35	04/01/04	04/01/14
	45,000	30,000	43.79	04/01/05	04/01/15

Dennis R. Zook	—	15,000	37.35	04/01/04	04/01/14	52,500	3,520,650
	—	30,000	43.79	04/01/05	04/01/15

The following table provides information about stock options that were exercised and stock awards that vested during fiscal 2008 by each of the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James D. Sinegal	200,000	6,728,480	15,000	999,450
Jeffrey H. Brotman	200,000	7,235,700	15,000	985,500
Richard D. DiCerchio	35,000	1,090,856	9,000	599,670
Richard A. Galanti	100,000	3,137,952	7,500	499,725
W. Craig Jelinek	65,000	3,006,809	7,500	499,725
Thomas K. Walker	60,000	1,758,762	7,500	492,750
Dennis R. Zook	45,000	1,265,271	7,500	492,750

The following table provides information relating to the Company’s Nonqualified Deferred Compensation Plan for each of the Named Executive Officers. See Note 3 on page 9.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year ($)	Registrant Contributions in Fiscal Year ($)	Aggregate Earnings in Fiscal Year ($)	Aggregate Balance at Fiscal Year-End ($)[1]
James D. Sinegal	250,000	5,000	162,519	2,538,486
Jeffrey H. Brotman	175,000	5,000	288,937	4,376,107
Richard D. DiCerchio	231,808	5,000	123,421	1,913,192
Richard A. Galanti	454,000	5,000	242,145	3,819,508
W. Craig Jelinek	136,969	5,000	67,135	1,074,703
Thomas K. Walker	—	—	—	—
Dennis R. Zook	13,462	5,000	36,860	554,433

Change of Control and Severance Agreements

The Company does not have any change-of-control or severance agreements with any of its executive officers or directors. Plans under which stock options and RSUs have been granted contain provisions concerning accelerated vesting upon a change in control. The following table shows the value to Named Executive Officers, as of the end of the 2008 fiscal year, of unvested options and RSUs where the vesting would accelerate upon a change in control of the Company.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Unvested Stock Options at 8/31/08	Exercise Price ($)	Value (Based on Closing Price of Stock at 8/31/08) ($)	Unvested RSUs at 8/31/08	Value (Based on Closing Price of Stock at 8/31/08) ($)[1]	Total Value of Shares that May Accelerate Upon Change of Control ($)
James D. Sinegal	30,000	37.35	891,300	105,000	7,041,300	9,328,800
	60,000	43.79	1,396,200

Jeffrey H. Brotman	30,000	37.35	891,300	105,000	7,041,300	9,328,800
	60,000	43.79	1,396,200

Richard D. DiCerchio	18,000	37.35	534,780	63,000	4,224,780	5,597,280
	36,000	43.79	837,720

Richard A. Galanti	15,000	37.35	445,650	52,500	3,520,650	4,664,400
	30,000	43.79	698,100

W. Craig Jelinek	15,000	37.35	445,650	52,500	3,520,650	4,664,400
	30,000	43.79	698,100

Thomas Walker	15,000	37.35	445,650	52,500	3,520,650	4,664,400
	30,000	43.79	698,100

Dennis Zook	15,000	37.35	445,650	52,500	3,520,650	4,664,400
	30,000	43.79	698,100

(1)	That price was $67.06.

In the event that a named executive officer employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of his deferred compensation account no sooner than six months following termination of employment or his death. The balances of each named executive officer’s deferred compensation account as of the end of the 2008 fiscal year are set forth in the table above titled “Nonqualified Deferred Compensation.” In addition, in the event of a threatened change in control of the Company, the Committee may take various actions to protect the deferred compensation benefit of the participants, including accelerating vesting or terminating the deferred compensation plan and paying benefits to the participants.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our executive officers named in the Summary Compensation Table above.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate all our executives and employees to continue to feel part of our Company and to participate in the growth of our business. Historically the Company has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee (Committee), the Company’s compensation programs have historically contributed to the financial and competitive success of the Company. Accordingly, the Committee believes that it has been desirable to continue compensation programs that have been persistent features at the Company for a number of years.

Role of the Compensation Committee

The Committee determines the amounts and elements of compensation for our Chairman and Chief Executive Officer. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally finds approval. The Committee’s function is more fully described in its charter, which is available at www.costco.com under the Investor Relations section.

During fiscal 2008, the Committee consisted of three members, Dr. Carson (chair), Mr. James and Mr. Munger. Subsequently, Ms. Ruckelshaus replaced Mr. James. All of these directors are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations. The Committee has not used consultants of any kind. The Committee’s primary activity occurs in the fall, following the close of the fiscal year when the Committee: (1) approves grants of RSUs and performance targets for the coming fiscal year; (2) determines whether performance targets have been satisfied for the award of certain prior fiscal year RSU awards; and (3) approves total compensation levels for executive officers. Compensation for non-executive directors was last adjusted in fiscal 2006 and was not re-evaluated this fiscal year.

Elements of Compensation

The following discussion generally applies to compensation for all named executive officers. Based largely on historical practices of the Company, the components of our compensation programs are base salary, a cash-bonus program, equity compensation (since the fourth quarter of fiscal 2006 consisting solely of awards of RSUs), and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan) and perquisites. Executive base salaries and cash bonuses are, in the Committee’s view, low compared to the other companies in our peer group, and the Company places great emphasis in the compensation packages for named executive officers on equity incentive compensation. The Committee did not extensively reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.

This year, the peer companies whose data was considered by the Committee included Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, BJ’s Wholesale Club, Inc., and

Lowe’s Companies. These companies were selected because two of them represent the two other major membership warehouse operators; all of these companies are recognized as successful retailers. The Committee recognizes that one of these companies is substantially larger than the Company and has taken that into account in utilizing comparative data from these companies. The Committee has not used comparable company data to set mid-points or other specific quantitative comparisons – it has used them only for general reference.

Equity Compensation

If fully earned based upon the achievement of performance targets, equity compensation is the largest component of compensation for executive officers. During fiscal 2006, the Board of Directors determined to replace all stock option awards with awards of RSUs. The RSUs generally vest over five years, contingent upon the executive’s maintaining employment status at the vest date. The Board of Directors approved the switch to RSU awards because it believed that the awards aligned the interests of employee-grantees and shareholders. In addition, it is believed that the five-year vesting requirement helps to foster motivation on the part of employees to improve the operations of the Company over the longer term. In fiscal 2007 the Committee adopted a policy setting fixed dates for all equity awards (five business days after the announcement of second and fourth quarter earnings). The policy allows for exceptions in the case of prior written approval by the Committee; no such exception has been approved to date except to permit a grant to Mr. Raikes in connection with his joining the Board. For equity awards subject to performance criteria, the awards vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the criteria have been satisfied) and 20% over each of the ensuing four years.

In fiscal 2008, RSU grants to all executive officers were subject to attainment of performance criteria. These criteria were established prior to the second quarter of fiscal 2008 and consisted of a 5% increase in total sales or a 4% increase in pre-tax income (except for Mr. Sinegal, as to whom the increases were 6% and 5%). The attainment of both when established was deemed to be substantially uncertain (under the meaning of section 162(m) of the Internal Revenue Code). The Company believes that the performance tests meet the standard for performance-based compensation under the Code, so that the restricted stock awards will be deductible compensation if annual compensation exceeds $1 million.

Vesting of restricted stock awarded to other officers and employees in fiscal 2008 was based solely on time-vesting, with no performance test. All officers and employees who receive RSU grants are eligible for accelerated vesting of awards at termination (other than for cause) if they have long service with the Company (33% vesting at termination after twenty-five years of service, 66% vesting after thirty years of service, and 100% vesting after thirty-five years of service). Prior to vesting of RSU grants there is no right to vote or receive dividends. The Company does not maintain any stock ownership requirements for officers or employees.

All awards of restricted stock and stock options are made under the Company’s Fourth Restated 2002 Incentive Compensation Plan, approved by the Company’s shareholders and the only plan of this type maintained by the Company. The Company believes that equity awards to executive officers represent a lower percentage of total equity awards to all employees than is the case for many public companies.

The Company provides the named executive officers with the benefits offered to all other employees in many respects. The cost of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary contribution to the named executive officer’s 401(k) plan, and the payment of the named executive officer’s premiums for health insurance and basic life insurance. In addition, the Company has a nonqualified deferred compensation plan for the benefit of certain highly compensated employees, including all named executive officers. The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any officer or employee. The Company also provides the named executive officers with certain perquisites including a car allowance. The Committee believes all such perquisites are very modest and consistent with its overall objective of attracting and retaining named executive officers.

Compensation of the Chief Executive Officer and the Chairman of the Board

In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chairman of the Board and the Chief Executive Officer, believing that they are critical in determining the continued success of the Company. Near the beginning of fiscal 2008, the Committee approved a written employment contract for Mr. Sinegal, which was the same as his contract for the prior fiscal year. The contract term was for the fiscal year, unless otherwise terminated earlier in accordance with its terms, but is renewable from year to year. It provides for a base salary of $350,000. It further provides for a cash bonus of up to $200,000, determined by the Board of Directors or the Committee, and an equity award determined by the Board of Directors or the Committee. The Company has the right to terminate Mr. Sinegal for cause, and he has the right to terminate the agreement on sixty-days’ notice. Mr. Brotman, who is an executive chairman, does not have an employment agreement with the Company. Generally, the Committee has, with the agreement of Messrs. Brotman and Sinegal, treated them similarly for compensation purposes, owing to the similarities in their historical and current contributions to the success of the Company. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees, neither Mr. Brotman nor Mr. Sinegal has any severance or change-in-control arrangement with the Company (nor does any other employee).

For fiscal year 2008, the Committee awarded 50,000 RSUs to Messrs. Brotman and Sinegal, following the satisfaction of the performance criteria discussed above. The amounts of the awards were the same as the awards the prior year. The Committee noted that the price of the Company’s common stock increased from fiscal 2007 to 2008 but determined to maintain the RSU awards at a constant level. The Committee believes that the decision is consistent with rewarding executives for the Company’s financial performance and aligning the interests of the executives and employees.

The base salaries of Messrs. Brotman and Sinegal have been set at $350,000 since fiscal 1999. Cash bonuses have generally been capped at no more than $200,000 since fiscal 1997. Messrs. Brotman and Sinegal each were awarded cash bonuses of $80,000 in fiscal 2008. There are no fixed criteria applied by the Committee in considering these bonuses. Generally, Mr. Sinegal recommends to the Committee the bonus he believes is appropriate. Historically he has recommended modest amounts, seeking to link his bonus (as a percentage of that eligible amount stated in his employment contract) to bonuses earned by employees generally eligible for the bonuses. This year, because the Company did not attain its internal net income goal, no employee was eligible to receive the bonus award component associated with this goal (essentially 50% of eligible bonus amount). Accordingly, Mr. Sinegal requested a bonus of only $80,000 of the $200,000 eligible amount in his employment agreement. The Committee approved this request and approved an equal award for Mr. Brotman. The Committee observed that cash bonuses paid to chief executive officers at peer companies are substantially higher. The Committee, however, wishes to respect Mr. Sinegal’s wishes to receive modest compensation, in part because it believes that higher amounts would not change Mr. Sinegal’s motivation and performance. The Committee has indicated in the past and continues to believe that Messrs. Brotman and Sinegal are underpaid. The Committee has also noted that Messrs. Brotman and Sinegal for many years have direct and indirect economic interests in shareholdings of the Company, which further align their interests with the Company’s shareholders.

Compensation of Other Named Executive Officers

As noted above, the most significant component of the compensation of the other named executive officers is the award in fiscal 2008 of RSUs. RSU amounts awarded to Messrs. DiCerchio, Galanti, Jelinek, Walker and Zook were 30,000, 25,000, 25,000, 25,000 and 25,000 (respectively). The amounts awarded were based on the recommendations of Mr. Sinegal and were the same amounts as awarded in fiscal 2007. The awards are one-third of the amounts that historically were awarded as stock options, which were unchanged from 2000 through 2006.

Salaries for other named executive officers were based upon the recommendation of Mr. Sinegal, who focused on the amount of increase deserved over the prior year’s salary level. Salary levels increased around 3% over fiscal 2007. Named executive officers (other than Messrs. Brotman and Sinegal) received cash bonuses ranging from approximately $39,000 to approximately $53,000. Bonus criteria were approved by the Committee near the beginning of the fiscal year, based upon the recommendation of Mr. Sinegal. As with all other employees, roughly 50% of the bonus potential was not achieved due to the Company’s failure to attain its internal net income target. For fiscal year 2008, eligibility for the bonus portion not associated with the Company’s net income target was determined by goals relevant to the executive officer’s area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described in the prior two paragraphs; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibilities. To be eligible for the annual bonus, the individual must be employed by the Company at the time bonus checks are issued (generally in November).

Impact of Accounting and Tax Considerations

The Committee examined the accounting cost associated with equity compensation in light of the impact of section 162(m) of the Internal Revenue Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the named executive officers, subject to certain exceptions for performance-based compensation. RSUs granted to our named executive officers are intended to satisfy the performance-based exception.

Conclusion

The Committee believes that each element of compensation and the total compensation provided to each of its named executive officers is reasonable and appropriate. The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its stockholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement. The Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, for filing with the SEC.

The foregoing report is provided by the following directors, who constituted the Committee during fiscal 2008.

Benjamin S. Carson, Sr., M.D.

Hamilton E. James

Charles T. Munger

Certain Relationships and Transactions

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. For these services, MCM received total compensation from third-party insurers and the Company of $2.18 million in fiscal 2008.

Richard D. DiCerchio’s brother-in-law was employed by the Company during fiscal year 2008 at an annual salary of $181,000, and received an RSU grant of 2,700 shares. James D. Sinegal’s son was employed by the Company during fiscal year 2008 at an annual salary of $245,000 and received an RSU grant of 12,500 shares. These individuals also received cash bonuses, awarded under terms and conditions comparable to other employees of the Company similarly situated, of up to 25% of salary. RSU grants are subject to terms and conditions affecting employees generally, including vesting over five years. These individuals also participate in benefit plans generally available to employees. No family members of executive officers or directors are executive officers of the Company.

These relationships and transactions were approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2008, such SEC filing requirements were satisfied, except Mr. DiCerchio filed a late Form 4 reporting one transaction.

Report of the Audit Committee

November 16, 2008

To the Board of Directors of Costco Wholesale Corporation:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 31, 2008.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and have considered factors relating to the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

Charles T. Munger, Chair

Daniel J. Evans

Hamilton S. James

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by written request to the Company’s secretary at 999 Lake Drive, Issaquah, Washington 98027.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding our Independent Auditors

KPMG LLP has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, our Board of Directors has appointed KPMG as our independent auditors for the fiscal year 2009.

Services and Fees of KPMG

The following table presents fees for services rendered by KPMG for fiscal 2008 and 2007:

	2008	2007
Audit fees	$4,036,000	$3,745,000
Audit-related fees	137,000	210,000
Tax fees	125,000	206,000
All Other fees	34,000	25,000

Total	$4,332,000	$4,186,000

KPMG performed the following services during fiscal 2008:

•

Audit Fees consist of fees paid to KPMG for: the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q; and the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and/or affiliates of the Company, with registration statements, reports and documents filed with the SEC, documents issued in connection with securities offerings, and assistance in responding to SEC comment letters or other informal SEC inquiries.

•	Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans.

•

Tax Fees consist of fees for the review or preparation of international income, franchise, VAT or other tax returns including consultations to such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.

•	Other Fees consist of fees for certain regulatory certifications or attestation reports at international locations.

Audit Committee Preapproval Policy

All services to be performed for the Company by KPMG must be preapproved by the Audit Committee or a designated member of the Audit Committee, as provided in the Committee’s written policies for preapproval. All services provided by KPMG in fiscal 2008 were pre-approved by the Audit Committee.

Annual Independence Determination

The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2008 is compatible with KPMG’s maintaining its independence.

PROPOSAL 2:

INDEPENDENT PUBLIC ACCOUNTANTS

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee and the Board of Directors have selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 30, 2009. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2008. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of KPMG.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2010 annual meeting of shareholders, it must be received by the Company no later than August 12, 2009. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027. A shareholder who intends to present a proposal at the Company’s annual meeting in 2010, other than pursuant to Rule 14a-8 under the Securities

Exchange Act of 1934, must provide the Company notice of such intention by at least October 2, 2009, or management of the Company will have discretionary voting authority at the 2010 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available free of charge its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing on or through our website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-irhome.

By order of the Board of Directors,

Joel Benoliel

Secretary

Costco Wholesale Corporation

Annual Meeting of Shareholders

Wednesday, January 28, 2009

4:00 p.m.

Meydenbauer Center

Center Hall B

11100 NE 6th Street

Bellevue, Washington 98004

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

COSTC2 Costco Wholesale Corporation

PROXY 999 Lake Drive, Issaquah, Washington 98027

PROXY FOR THE JANUARY 28, 2009 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited by the Board of Directors of Costco Wholesale Corporation

The undersigned shareholder of Costco Wholesale Corporation (the “Company”) hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 21, 2008, at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall B, 11100 NE 6th Street, Bellevue, Washington 98004, on Wednesday, January 28, 2009 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Address/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

999 LAKE DRIVE ISSAQUAH, WA 98027

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on January 27, 2009.

For shares in a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Time) on January 21, 2009.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 27, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Costco Wholesale Corporation mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 27, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Costco Wholesale Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

COSTC1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COSTCO WHOLESALE CORPORATION

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors

1. Election of Class I Directors:

Nominees:

01) James D. Sinegal

02) Jeffrey H. Brotman

03) Richard A. Galanti

04) Daniel J. Evans

05) Jeffrey S. Raikes

Vote on Proposal

2. Ratification of selection of independent auditors.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign as name(s) appear(s) on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date